SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule TO
Tender Offer Statement under Section
14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934

EGL, INC.
(Name of Issuer)

EGL, INC. (Issuer)
(Name of Filing Person (Identifying Status as Offeror, Issuer or Other Person))

Common Stock, $0.001 Par Value
(Title of Class of Securities)

268484 10 2
(CUSIP Number of Class of Securities)

James R. Crane
Chairman and Chief Executive Officer
EGL, Inc.
15350 Vickery Drive
Houston, Texas 77032
Telephone (281) 618-3100
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications on Behalf of Filing Persons)

Copy to:
Gene J. Oshman
Baker Botts L.L.P.
3000 One Shell Plaza
910 Louisiana
Houston, Texas 77002
Telephone: (713) 229-1234

CALCULATION OF FILING FEE

Amount of
Transaction Valuation*	Filing Fee**

$249,990,000	$29,423.83

*	Calculated solely for the purpose of determining the amount of the filing fee. This amount is based upon the purchase of 9,615,000 outstanding shares of Common Stock at the maximum tender offer price of $26.00 per share.

**	The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Advisory #6 for Fiscal Year 2005 issued by the Securities and Exchange Commission, equals $117.70 per million of the value of the transaction.

☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: N/A	Filing Party: N/A
Form of Registration No.: N/A	Date Filed: N/A

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:
     ☐ third-party tender offer subject to Rule 14d-1
     ☑ issuer tender offer subject to Rule 13e-4
     ☐ going-private transaction subject to Rule 13e-3
     ☐ amendment to Schedule 13D under Rule 13d-2
Check the following box if the filing is a final amendment reporting the results of the tender offer:    ☐

SCHEDULE TO
      This Tender Offer Statement on Schedule TO relates to the offer by EGL, Inc., a Texas corporation (“EGL” or the “Company”), to purchase for cash up to 9,615,000 shares of its common stock, par value $0.001 per share, including the associated preferred stock purchase rights (the “Common Stock”), or such lesser number of shares of Common Stock as is properly tendered and not properly withdrawn, at prices between $22.50 and $26.00 per share, net to the seller in cash, without interest. EGL’s offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 30, 2005 (the “Offer to Purchase”), and in the related Letter of Transmittal, copies of which are attached to this Schedule TO as Exhibits (a)(1)(i) and (a)(1)(ii), respectively (which together, as amended or supplemented from time to time, constitute the “Offer”). The information contained in the Offer is incorporated herein by reference in response to all of the items of this Schedule TO as more particularly described below. This Schedule TO is intended to satisfy the reporting requirements of Rule 13e-4(c)(2) of the Securities Exchange Act of 1934, as amended.

Item 1.	Summary Term Sheet.
      The information set forth under “Summary Term Sheet” in the Offer to Purchase is incorporated herein by reference.

Item 2.	Subject Company Information.
      (a) The name of the issuer is EGL, Inc. The address and telephone number of EGL is set forth under Item 3.
      (b) This Schedule TO relates to the Company’s Common Stock, of which there were 47,295,930 shares outstanding as of August 24, 2005. The information set forth under “Introduction” in the Offer to Purchase is incorporated herein by reference.
      (c) The information set forth in the Offer to Purchase under Section 8 (“Price Range of Shares; Dividends”) is incorporated herein by reference.

Item 3.	Identity and Background of Filing Person.
      (a) EGL is the filing person and subject company. The address of EGL’s principal executive office is 15350 Vickery Drive, Houston, Texas 77032. EGL’s telephone number is (281) 618-3100. Information relating to the tender offer is available on the Internet at www.eaglegl.com. Information available on our website is not incorporated by reference into this Schedule TO.

      Pursuant to General Instruction C to Schedule TO, the following persons are the directors and/or executive officers of EGL:

Name	Position

James R. Crane	Chairman and Chief Executive Officer
E. Joseph Bento	President of North America and Chief Marketing Officer
Elijio V. Serrano	Chief Financial Officer and Director
Ronald E. Talley	Chief Operating Officer and President, SCG, the Select Carrier Group
Vittorio Favati	Executive VP — Asia Pacific
Frank J. Hevrdejs	Director
Michael K. Jhin	Director
Neil E. Kelley	Director
Paul W. Hobby	Director
Milton Carroll	Director
James C. Flagg	Director
      The business address and telephone number for each of the above directors and executive officers is 15350 Vickery Drive, Houston, Texas 77032 and (281) 618-3100.

Item 4.	Terms of the Transaction.
      (a) The following information set forth in the Offer to Purchase is incorporated herein by reference:

•	Summary Term Sheet;

•	Introduction;

•	Section 1 (“Number of Shares; Proration”);

•	Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer”);

•	Section 3 (“Procedures for Tendering Shares”);

•	Section 4 (“Withdrawal Rights”);

•	Section 5 (“Purchase of Shares and Payment of Purchase Price”);

•	Section 6 (“Conditional Tender of Shares”);

•	Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”);

•	Section 13 (“United States Federal Income Tax Consequences”); and

•	Section 14 (“Extension of the Tender Offer; Termination; Amendment”).
      (b) The information set forth in the Offer to Purchase under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) is incorporated herein by reference.

Item 5.	Past Contacts, Transactions, Negotiations and Agreements.
      (e) The information set forth under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) in the Offer to Purchase is incorporated herein by reference.

Item 6.	Purposes of the Transaction and Plans or Proposals.
      (a) The information set forth under Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer”) in the Offer to Purchase is incorporated herein by reference.
      (b) The information set forth under Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer”) in the Offer to Purchase is incorporated herein by reference.
      (c) The information set forth under Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer”) and Section 9 (“Source and Amount of Funds”) in the Offer to Purchase is incorporated herein by reference.

Item 7.	Source and Amount of Funds or Other Consideration.
      (a), (b) and (d) The information set forth under Section 9 (“Source and Amount of Funds”) in the Offer to Purchase is incorporated herein by reference.

Item 8.	Interest in Securities of the Subject Company.
      (a) and (b) The information set forth under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) in the Offer to Purchase is incorporated herein by reference.

Item 9.	Persons/ Assets, Retained, Employed, Compensated or Used.
      (a) The information set forth under Section 15 (“Fees and Expenses”) in the Offer to Purchase is incorporated herein by reference.

Item 10.	Financial Statements.
      (a) The information set forth under Section 10 (“Certain Information Concerning Us”) in the Offer to Purchase, the information set forth in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and the information set forth in Item 1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, is incorporated herein by reference.
      (b) The information set forth under Section 10 (“Certain Information Concerning Us”) in the Offer to Purchase is incorporated herein by reference.

Item 11.	Additional Information.
      (a) The information set forth under Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer”), Section 10 (“Certain Information Concerning Us”), Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) and Section 12 (“Legal Matters; Regulatory Approvals”) in the Offer to Purchase is incorporated herein by reference.
      (b) The information set forth in the Offer to Purchase and in the related Letter of Transmittal, copies of which are filed as Exhibits (a)(1)(i) and (a)(1)(ii) respectively hereto, as each may be amended or supplemented from time to time, is incorporated herein by reference.

Item 12.	Exhibits.

Exhibit
Number	Description

(a)(1)(i)	Offer to Purchase, dated August 30, 2005.
(a)(1)(ii)	Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9).
(a)(1)(iii)	Notice of Guaranteed Delivery.
(a)(1)(iv)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated August 30, 2005.
(a)(1)(v)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated August 30, 2005.
(a)(1)(vi)	Letter to Participants in EGL’s Employee Stock Purchase Plan.*
(a)(1)(vii)	Notice to Holders of Vested Stock Options, dated August 30, 2005.
(a)(1)(viii)	Letter from EGL, Inc. to Shareholders, dated August 30, 2005.
(a)(2)	None.
(a)(3)	Not applicable.
(a)(4)	Not applicable.
(a)(5)(i)	Form of Summary Advertisement dated, August 30, 2005.
(a)(5)(ii)	EGL Stock Tender Offer — Questions and Answers.
(a)(5)(iii)	Press Release, dated August 29, 2005, announcing the tender offer (filed as Exhibit 99.1 to EGL’s Current Report on Form 8-K filed August 30, 2005 and incorporated herein by reference).
(b)(i)	Commitment Letter from Bank of America, N.A. and Banc of America Securities LLC, dated August 29, 2005.
(b)(ii)	Commitment Letter from Banc of America Securities LLC and Banc of America Mezzanine Finance LLC, dated August 29, 2005.
(d)(1)	Rights Agreement, dated May 23, 2001 between EGL, Inc. and Computershare Investor Services, L.L.C., as Rights Agent, which includes as Exhibit B the form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Common Stock (filed as Exhibit 4.1 to the EGL’s Form 10-Q for the quarter ended September 30, 2001 and incorporated herein by reference).
(d)(2)	Shareholders’ Agreement, dated October 1, 1994 among EGL, Inc. and Messrs. Crane, Swannie, Seckel and Roberts (filed as Exhibit 10.4 to EGL’s Registration Statement on Form S-1, Registration No. 33-97606 and incorporated herein by reference).
(d)(3)	Employment Agreement, dated October 1, 1996 between EGL, Inc. and James R. Crane (filed as Exhibit 10.7 to EGL’s Annual Report on Form 10-K for the fiscal year ended September 30, 1996 and incorporated herein by reference).
(d)(4)	Employment Agreement, dated May 19, 1998 between EGL, Inc. and Ronald E. Talley (filed as Exhibit 10.10 to EGL’s Annual Report on Form 10-K for the fiscal year ended September 30, 1998 and incorporated herein by reference).
(d)(5)	Employment Agreement, dated October 19, 1999 between EGL, Inc. and Elijio Serrano (filed as Exhibit 10.11 to EGL’s Annual Report on Form 10-K for the fiscal year ended September 30, 1999 and incorporated herein by reference).
(d)(6)	Letter of Assignment, effective as of July 30, 2001, as amended, by and between EGL, Inc. and Vittorio M. Favati (filed as Exhibit 10.29 to EGL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference).
(d)(7)	Form of Indemnification Agreement (filed as Exhibit 10.6 to EGL’s Registration Statement on Form S-1, Registration No. 33-97606 and incorporated herein by reference).

Exhibit
Number	Description

(d)(8)	Form of Retention Agreement between EGL, Inc. and certain executive officers (filed as Exhibit 10.29 to EGL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and incorporated herein by reference).
(d)(9)	Long-Term Incentive Plan, as amended and restated effective July 26, 2000 (filed as Exhibit 10(ii) to EGL’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and incorporated herein by reference).
(d)(10)	Amended and Restated Nonemployee Directors Stock Option Plan (formerly the 1995 Nonemployee Director Stock Option Plan) (filed as Exhibit 10.1 to EGL’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and incorporated herein by reference).
(d)(11)	Form of Restricted Share Award pursuant to Directors’ Stock Plan (filed as Exhibit 10.28 to EGL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference).
(d)(12)	Employee Stock Purchase Plan, as amended and restated effective July 26, 2000 (filed as Exhibit 10(iii) to EGL’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and incorporated herein by reference).
(d)(13)	Circle International Group, Inc. 1994 Omnibus Equity Incentive Plan (filed as Exhibit 10.11 to Annual Report on Form 10-K of Circle International Group, Inc. (SEC File No. 0-8664) for the fiscal year ended December 31, 1993 and incorporated herein by reference).
(d)(14)	Amendment No. 1 to Circle International Group, Inc. 1994 Omnibus Equity Incentive Plan (filed as Exhibit 10.11.1 to Annual Report on Form 10-K of Circle International Group, Inc. (SEC File No. 9-8664) for the fiscal year ended December 31, 1995 and incorporated herein by reference).
(d)(15)	Circle International Group, Inc. Employee Stock Purchase Plan (filed as Exhibit 99.1 to the Registration Statement on Form S-8 of Circle International Group, Inc. (SEC Registration No. 333-78747) filed on May 19, 1999 and incorporated herein by reference).
(d)(16)	Circle International Group, Inc. 1999 Stock Option Plan (filed as Exhibit 99.1 to the Form S-8 Registration Statement of Circle International Group, Inc. (SEC Registration No. 333-85807) filed on August 24, 1999 and incorporated herein by reference).
(d)(17)	Form of Nonqualified Stock Option Agreement for Circle International Group, Inc. 2000 Stock Option Plan (filed as Exhibit 4.8 to Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (SEC Registration No. 333-42310) filed on October 2, 2000 and incorporated herein by reference).
(d)(18)	Executive Deferred Compensation Plan (filed as Exhibit 10.2 to EGL’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 and incorporated herein by reference).
(g)	Not applicable.
(h)	Not applicable.

*	To be filed by amendment.

Item 13.	Information Required by Schedule 13E-3.
      Not applicable.

SIGNATURE
      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

EGL, INC.

By:	/s/ Elijio V. Serrano

Elijio V. Serrano
Chief Financial Officer
Dated: August 30, 2005

EXHIBIT INDEX

Exhibit
Number	Description

(a)(1)(i)	Offer to Purchase, dated August 30, 2005.
(a)(1)(ii)	Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9).
(a)(1)(iii)	Notice of Guaranteed Delivery.
(a)(1)(iv)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated August 30, 2005.
(a)(1)(v)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated August 30, 2005.
(a)(1)(vi)	Letter to Participants in EGL’s Employee Stock Purchase Plan.*
(a)(1)(vii)	Notice to Holders of Vested Stock Options, dated August 30, 2005.
(a)(1)(viii)	Letter from EGL, Inc. to Shareholders, dated August 30, 2005.
(a)(2)	None.
(a)(3)	Not applicable.
(a)(4)	Not applicable.
(a)(5)(i)	Form of Summary Advertisement, dated August 30, 2005.
(a)(5)(ii)	EGL Stock Tender Offer — Questions and Answers.
(a)(5)(iii)	Press Release, dated August 29, 2005, announcing the tender offer (filed as Exhibit 99.1 to EGL’s Current Report on Form 8-K filed August 30, 2005 and incorporated herein by reference).
(b)(i)	Commitment Letter from Bank of America, N.A. and Banc of America Securities LLC, dated August 29, 2005.
(b)(ii)	Commitment Letter from Banc of America Securities LLC and Banc of America Mezzanine Finance LLC, dated August 29, 2005.
(d)(1)	Rights Agreement, dated May 23, 2001 between EGL, Inc. and Computershare Investor Services, L.L.C., as Rights Agent, which includes as Exhibit B the form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Common Stock (filed as Exhibit 4.1 to the EGL’s Form 10-Q for the quarter ended September 30, 2001 and incorporated herein by reference).
(d)(2)	Shareholders’ Agreement, dated October 1, 1994 among EGL, Inc. and Messrs. Crane, Swannie, Seckel and Roberts (filed as Exhibit 10.4 to EGL’s Registration Statement on Form S-1, Registration No. 33-97606 and incorporated herein by reference).
(d)(3)	Employment Agreement, dated October 1, 1996 between EGL, Inc. and James R. Crane (filed as Exhibit 10.7 to EGL’s Annual Report on Form 10-K for the fiscal year ended September 30, 1996 and incorporated herein by reference).
(d)(4)	Employment Agreement, dated May 19, 1998 between EGL, Inc. and Ronald E. Talley (filed as Exhibit 10.10 to EGL’s Annual Report on Form 10-K for the fiscal year ended September 30, 1998 and incorporated herein by reference).
(d)(5)	Employment Agreement, dated October 19, 1999 between EGL, Inc. and Elijio Serrano (filed as Exhibit 10.11 to EGL’s Annual Report on Form 10-K for the fiscal year ended September 30, 1999 and incorporated herein by reference).
(d)(6)	Letter of Assignment, effective as of July 30, 2001, as amended, by and between EGL, Inc. and Vittorio M. Favati (filed as Exhibit 10.29 to EGL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference).
(d)(7)	Form of Indemnification Agreement (filed as Exhibit 10.6 to EGL’s Registration Statement on Form S-1, Registration No. 33-97606 and incorporated herein by reference).
(d)(8)	Form of Retention Agreement between EGL, Inc. and certain executive officers (filed as Exhibit 10.29 to EGL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and incorporated herein by reference).

Exhibit
Number	Description

(d)(9)	Long-Term Incentive Plan, as amended and restated effective July 26, 2000 (filed as Exhibit 10(ii) to EGL’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and incorporated herein by reference).
(d)(10)	Amended and Restated Nonemployee Directors Stock Option Plan (formerly the 1995 Nonemployee Director Stock Option Plan) (filed as Exhibit 10.1 to EGL’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and incorporated herein by reference).
(d)(11)	Form of Restricted Share Award pursuant to Directors’ Stock Plan (filed as Exhibit 10.28 to EGL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference).
(d)(12)	Employee Stock Purchase Plan, as amended and restated effective July 26, 2000 (filed as Exhibit 10(iii) to EGL’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and incorporated herein by reference).
(d)(13)	Circle International Group, Inc. 1994 Omnibus Equity Incentive Plan (filed as Exhibit 10.11 to Annual Report on Form 10-K of Circle International Group, Inc. (SEC File No. 0-8664) for the fiscal year ended December 31, 1993 and incorporated herein by reference).
(d)(14)	Amendment No. 1 to Circle International Group, Inc. 1994 Omnibus Equity Incentive Plan (filed as Exhibit 10.11.1 to Annual Report on Form 10-K of Circle International Group, Inc. (SEC File No. 9-8664) for the fiscal year ended December 31, 1995 and incorporated herein by reference).
(d)(15)	Circle International Group, Inc. Employee Stock Purchase Plan (filed as Exhibit 99.1 to the Registration Statement on Form S-8 of Circle International Group, Inc. (SEC Registration No. 333-78747) filed on May 19, 1999 and incorporated herein by reference).
(d)(16)	Circle International Group, Inc. 1999 Stock Option Plan (filed as Exhibit 99.1 to the Form S-8 Registration Statement of Circle International Group, Inc. (SEC Registration No. 333-85807) filed on August 24, 1999 and incorporated herein by reference).
(d)(17)	Form of Nonqualified Stock Option Agreement for Circle International Group, Inc. 2000 Stock Option Plan (filed as Exhibit 4.8 to Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (SEC Registration No. 333-42310) filed on October 2, 2000 and incorporated herein by reference).
(d)(18)	Executive Deferred Compensation Plan (filed as Exhibit 10.2 to EGL’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 and incorporated herein by reference).
(g)	Not applicable.
(h)	Not applicable.

*	To be filed by amendment.